EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE
---------------------


For:   MAF Bancorp, Inc.                 Contacts:    Jerry A. Weberling, Chief
       55th Street & Holmes Avenue                    Financial Officer
       Clarendon Hills, IL 60514                      (630) 887-5999

       www.mafbancorp.com                             Michael J. Janssen, SVP
                                                      (630) 986-7544

                  MAF BANCORP REPORTS THIRD QUARTER EARNINGS OF
                             $.79 PER DILUTED SHARE

         Clarendon Hills, Illinois, October 20, 2004 - MAF Bancorp, Inc. (MAFB) announced today that net income for the third quarter ended September 30, 2004 totaled $26.3 million compared to $20.5 million in last year's third quarter. Earnings per diluted share for the current quarter totaled $.79, the same as reported for the third quarter of 2003. For the nine months ended September 30, 2004, diluted earnings per share totaled $2.29 compared to $2.42 for the first nine months of 2003. In contrast to 2003 when the Company recorded significant gains on sales of loans due to the heavy mortgage refinancing activity, recent earnings results have been impacted by substantially lower mortgage loan refinancing activity in 2004 that has resulted in lower than anticipated balance sheet growth during the year. As discussed below, the Company currently expects diluted earnings per share for the year ending December 31, 2004 to be in the range of $3.05 to $3.10 per diluted share.

                   NET INTEREST INCOME AND NET INTEREST MARGIN

                                                         QE 9/30/04          QE 6/30/04          QE 9/30/03
                                                         ----------          ----------          ----------
Net interest margin...............................           3.00%               3.05%               2.92%
Interest rate spread..............................           2.80%               2.86%               2.67%
Net interest income (000's).......................        $64,559             $65,170             $44,908

AVERAGE ASSETS:
Yield on interest-earning assets..................           4.90%               4.85%               5.08%
    Yield on loans receivable.....................           5.06%               5.05%               5.38%
    Yield on mortgage-backed securities...........           3.99%               3.78%               2.90%
    Yield on investment securities................           5.09%               4.84%               4.66%
Average interest-earning assets (000's)...........     $8,593,867          $8,539,108          $6,141,847

AVERAGE LIABILITIES:
Cost of interest-bearing liabilities..............           2.10%               1.99%               2.41%
Cost of deposits..................................           1.44%               1.34%               1.50%
Cost of borrowed funds............................           3.44%               3.34%               4.58%
Average interest-bearing liabilities (000's)......     $7,760,660          $7,704,319          $5,470,455

NET INTEREST MARGIN: 3RD QUARTER 2004 V. 2ND QUARTER 2004. The net interest margin contracted by five basis points during the quarter, due largely to the upward repricing of interest-bearing liabilities occurring at a faster pace than the rise in yields on interest-earning assets. The yield on average interest-earning assets increased by 5 basis points for the quarter, primarily due to the impact of rising short-term interest rates on the Bank's equity line of credit portfolio. The declining trend in the average yield on the loan portfolio experienced since September 2002 has begun to stabilize, primarily reflecting upward repricing of floating rate home equity lines of credit that comprise an increased percentage of the loan portfolio.

The average cost of interest-bearing liabilities increased by 11 basis points during the current quarter. Competition for deposits remained heavy in the Company's markets, particularly in Chicago. Average deposit balances remained stable compared to the second quarter of 2004.

Average interest-earning assets grew $55 million or .64% during the quarter. Compared to the second quarter of 2004, average loans receivable balances increased by 2.0% to $6.80 billion. A consumer shift to adjustable-rate mortgage loans, which the Company generally retains in portfolio, along with continued growth in home equity loan balances, were the primary reasons for the increase.

The growth in average assets during the quarter was largely funded by increases in the balances of average borrowings. The average balance of borrowed funds rose by $55 million, or 2.2%, to $2.56 billion.

NET INTEREST MARGIN: 3RD QUARTER 2004 V. 3RD QUARTER 2003. Compared to the prior year quarter, the Company's average funding costs, particularly the average cost of borrowings, declined more than the decrease in average asset yields, and led to the 8 basis point increase in the net interest margin. This year over year improvement in net interest margin primarily reflects the lower cost funding added in the St. Francis merger.

                               LENDING PRODUCTION

                                                QE 9/30/04               QE 6/30/04              QE 9/30/03
                                             ----------------        -----------------       -----------------
                                             AMOUNT        %           AMOUNT       %          AMOUNT       %
                                             ------       ---        ----------    ---       ----------    ---
    LOAN CATEGORY (000'S)
    ---------------------
    1-4 family originations............     $484,498       50%       $  838,508     65%      $1,289,206     81%
    Multi-family.......................       23,638        2            51,427      4           63,888      4
    Equity lines of credit.............      317,127       33           282,064     22          156,392     10
    All other..........................      147,624       15           123,779      9           76,020      5
                                            --------      ---        ----------    ---       ----------    ---
    Total loan originations............     $972,887      100%       $1,295,778    100%      $1,585,506    100%
                                            ========      ===        ==========    ===       ==========    ===

    1-4 FAMILY ORIGINATIONS
    -----------------------
    Fixed rate %.......................           33%                        41%                     58%
    Adjustable rate %..................           67                         59                      42
    Refinance %........................           25                         50                      66

While interest rates remain at historically low levels, refinancing activity slowed significantly during the quarter, leading to lower residential mortgage loan volume in the current quarter compared to both a year ago and the second quarter of this year. Competitive pressures in the Company's market areas have also impacted 1-4 family lending volumes. The decline in 1-4 family lending activity has been offset in part by success in the Bank's equity line of credit and business banking areas where loan originations advanced considerably. Home equity loan balances increased to $1.23 billion at September 30, 2004 compared to $1.12 billion at June 30, 2004 (37% annualized increase) and $534 million at September 30, 2003. Home equity loan balances are primarily floating-rate assets and represent approximately 18% of the Company's total loan portfolio at September 30, 2004, compared to 10% at September 30, 2003.

                               NON-INTEREST INCOME

                                                         QE 9/30/04          QE 6/30/04          QE 9/30/03
                                                         ----------          ----------          ----------
Total non-interest income (000's)..................        $19,516             $19,082             $17,023
Non-interest income / total revenue*...............           23.2%               22.6%               27.5%

*    total revenue = net interest income plus non-interest income

OVERVIEW. In the current quarter, gains on sales of loans and mortgage-backed securities declined from a year ago but mortgage servicing-related income increased. Income from deposit account service charges also increased as a percentage of total revenue compared to the second quarter of 2004 and the prior year quarter. Lower income from real estate development operations impacted the current period's results. Last year's third quarter results were highlighted by significant loan sale gains, reflecting high loan sale volume occurring during a declining interest rate environment, offset by high loan servicing amortization expense and a writedown of an investment security. Compared to the second quarter of 2004, non-interest income increased modestly, primarily the result of higher loan sale gains and loan servicing fee income and additional income from a $15 million investment in bank owned life insurance, offset in part by a recovery of a valuation allowance on mortgage servicing rights that was recorded in the second quarter of 2004.

LOAN SALES AND LOAN SERVICING

                                                                   QE 9/30/04       QE 6/30/04        QE 9/30/03
                                                                   ----------       ----------        ----------
LOAN SALES
----------
Fixed-rate loans sold (000's).................................      $158,562        $208,089          $434,925
Adjustable rate loans sold (000's)............................       154,467          49,403            40,107
                                                                    --------        --------          --------
Total loans sold (000's)......................................      $313,029        $257,492          $475,032
                                                                    ========        ========          ========
Loan sale gains (000's).......................................      $  2,978        $  1,676          $  7,138
Margin on loan sales..........................................            95 bp           65 bp*           150 bp

LOAN SERVICING
--------------
Loan servicing fee income (expense) (000's)...................      $    584        $   (115)         $ (2,640)
Valuation recovery on mortgage servicing rights (000's).......            --           1,200                --
Capitalized mortgage servicing rights as a percentage of
    loans serviced for others.................................            74 bp           75 bp             62 bp

*    A change in accounting treatment first implemented during the June 30, 2004 quarter resulted in a 30 basis point reduction in margin on loan sales.

During the quarter, overall loan sale volume increased by 22% to $313.0 million compared to $257.5 million in the second quarter of 2004. The mix of the type of loan sales changed considerably, however, as fixed-rate loan sales declined, reflecting the lower fixed-rate loan origination volume experienced during much of 2004, and sales of adjustable-rate loans increased substantially, reflecting consumers' preference for these products and the Company's decision to sell some of its production as interest rates declined.

DEPOSIT ACCOUNT SERVICE FEES

                                                                   QE 9/30/04      QE 6/30/04       QE 9/30/03
                                                                   ----------      ----------       ----------
Deposit service charges (000's)...............................      $  8,848        $  8,721         $  6,051
Growth rate (year over year)..................................          46.2%           46.3%             3.2%
Growth rate (sequential quarter annualized)...................           5.8%           44.0%             6.1%
Deposit service fees / total revenue..........................          10.5%           10.3%             9.8%
Number of checking accounts...................................       240,400         238,500          171,400

Deposit account service fees increased considerably compared to the third quarter of 2003, primarily due to the impact of the St. Francis merger. As a percentage of total revenue, deposit service fees advanced compared to the year ago quarter and were slightly ahead of results for the second quarter of 2004. The growth rate in fee revenue has slowed over the past three months, however, as competition for checking accounts has intensified.

REAL ESTATE DEVELOPMENT OPERATIONS

                                                                   QE 9/30/04       QE 6/30/04        QE 9/30/03
                                                                   ----------       ----------        ----------
RE development income - total (000's)............................    $  1,650          $  2,509         $  3,009
Residential lot sales............................................          28                64               75
Pending lot sales at quarter end.................................          11                10               57
Investment in real estate held for development or sale (000's)...     $37,179           $38,416          $27,475

All but one of the 28 lot sales during the quarter were residential lots in the Company's Shenandoah subdivision in Plainfield, IL. Nearly all of the lot sales in the first two quarters of 2004 were also in this 326-lot development, where 19 lots remain as of September 30, 2004. The increase in the investment in real estate compared to a year ago relates primarily to land purchases for the planned Springbank joint venture development in Plainfield, Illinois.

In early October 2004, the Company received approval from the village of Plainfield for the Springbank project. The project will include 1,600 residential lots, 300 multi-family lots and other commercial parcels. Development will begin in the fourth quarter of 2004. The Company had expected to receive the necessary municipal approvals earlier in 2004. As a result of the extent of the delay, lot sale closings from this development are not expected to begin until the first half of 2005 and the corresponding profits previously expected to be reported in 2004 will be delayed until 2005.

SECURITIES SALES

                                                                   QE 9/30/04       QE 6/30/04        QE 9/30/03
                                                                   ----------       ----------        ----------
INVESTMENT SECURITIES:
Net gains (losses) on sale and writedowns (000's).............        $  3               $(32)           $(1,516)

MORTGAGE-BACKED SECURITIES:
Net gains on sale (000's).....................................          --                 --            $   645

There was minimal sale activity of securities during the current quarter. During last year's third quarter, the Company recorded a $1.9 million other than temporary impairment writedown on an investment security. This writedown was partially offset by gains on the sale of equity securities as well as from the sale of primarily fixed-rate mortgage backed securities and other fixed-rate debt securities.

                              NON-INTEREST EXPENSE

                                                                   QE 9/30/04       QE 6/30/04        QE 9/30/03
                                                                   ----------       ----------        ----------
Total non-interest expense (000's)............................       $44,263          $45,184           $29,409
Non-interest expense to average assets........................          1.90%            1.96%             1.79%
Efficiency ratio(1)...........................................         52.65%           53.61%            46.83%


(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities.

During the current quarter, total non-interest expense decreased by $921,000, or 8.2% on an annualized basis compared to the second quarter of 2004. Compensation and benefits expense declined by $923,000 during the third quarter, primarily reflecting lower incentive compensation and savings realized from completing the St. Francis integration, partially offset by personnel additions in other areas and increased medical costs. The data processing systems conversion relating to the St. Francis merger occurred on May 31, 2004 and the current quarter was the first three-month period in which merger-related compensation savings were fully reflected in operating results. Office occupancy and equipment expense increased by $698,000 during the quarter due primarily to higher depreciation expense on furniture and fixtures, moving costs to relocate loan files to a new central location and higher rent expense.

Compared to a year ago, all major categories of non-interest expense in the current quarter showed increases due to significant growth of the Company during the past year, including expansion into new markets. The added cost of management personnel and infrastructure needed to facilitate this growth and to address the increased compliance burden under new regulations also contributed to higher expenses year over year. Compensation and benefits expense totaled $23.1 million in the current period compared to $17.1 million in the third quarter of last year. The increase compared to a year ago was primarily due to the 2003 mergers, although normal salary increases, higher payroll taxes, increased medical costs and staffing at new branch offices opened during the past year also contributed to increased compensation costs.

Office occupancy and equipment costs totaled $7.4 million in the current period compared to $3.7 million a year ago. This increase from a year ago is due primarily to the operation of 68 branch offices, compared to 43 offices operated at September 30, 2003 and the rent expenses for the corporate offices of St. Francis, where the lease terminated on September 30, 2004, and the Company's former loan operation facilities where the leases terminate on October 31, 2004.

Income tax expense totaled $13.1 million in the current quarter, an effective income tax rate of 33.3%, slightly higher than the 33.0% effective rate reported in the second quarter of 2004. In last year's third quarter, income tax expense equaled $12.0 million or an effective income tax rate of 36.9%. The decline in the effective income tax rate compared to a year ago is primarily due to the tax benefits generated in the current period from St. Francis' low income and senior housing projects.

                                  ASSET QUALITY

                                                                   QE 9/30/04        QE 6/30/04       QE 9/30/03
                                                                   ----------        ----------       ----------
Non-performing loans (NPL) (000's)............................       $30,557           $28,944          $27,618
Non-performing assets (NPA) (000's)...........................       $31,692           $31,152          $36,682
NPL / total loans.............................................           .45%              .43%             .56%
NPA / total assets............................................           .34%              .33%             .55%
Allowance for loan losses (ALL) (000's).......................       $34,936           $34,721          $21,372
ALL / total loans.............................................           .52%              .52%             .43%
ALL / NPL.....................................................         114.3%            120.0%            77.4%
Provision for loan losses (000's).............................       $   350           $   280               --
Net charge-offs (recoveries) (000's)..........................       $   135           $    (4)         $    18

The Company continues to maintain strong asset quality. At September 30, 2004, 89% of non-performing loans consisted of loans secured by one-to four-family residential properties, compared to 93% at June 30, 2004. The Company recorded a provision for loan losses of $350,000 in the current quarter, primarily reflecting a change in the mix of loans resulting from the increase in home equity and business banking loans in the portfolio, the increase in non-performing loans and charge-offs.

                             BALANCE SHEET & CAPITAL

                                                                   QE 9/30/04        QE 6/30/04       QE 9/30/03
                                                                   ----------        ----------       ----------
ASSETS:
Total assets (000's)..........................................     $9,321,289        $9,374,628       $6,715,321
Loans receivable (000's)......................................     $6,770,270        $6,730,929       $5,181,365
Mortgage-backed securities (000's)............................     $1,019,260        $  975,348       $  350,844

LIABILITIES AND EQUITY:
Total liabilities (000's).....................................     $8,386,609        $8,468,564       $6,099,149
Deposits (000's)..............................................     $5,640,231        $5,673,046       $4,263,696
Borrowed funds (000's)........................................     $2,559,229        $2,612,099       $1,702,323
Stockholders' equity (000's)..................................     $  934,680        $  906,064       $  616,172

OTHER:
1-4 family residential loans / total loans....................           59.5%             60.9%            75.1%
Core deposits / total deposits................................           60.6%             60.6%            58.7%
Book value per share..........................................     $    28.63        $    27.74       $    24.18
Stockholders' equity / total assets...........................           10.0%              9.7%             9.2%

Total assets declined by $53.3 million over the past three months (2.3% annualized) due primarily to declines in cash and cash equivalent balances of $86.1 million, which were used to repay certain borrowings and to fund some modest deposit declines. The balance of loans receivable increased by $39.3 million during the quarter (2.3% annualized) due to the continued growth in home equity loan balances, which more than offset declines in 1-4 family first mortgage loan balances, which resulted primarily from loan sale activity. Consistent with management's strategy to increase diversification of the loan portfolio, the percentage of 1-4 family residential loans to total loans decreased to 59.5% at September 30, 2004 compared to 60.9% at June 30, 2004 and 75.1% a year ago. The December 2003 merger with St. Francis has enabled the Company to accelerate its portfolio diversification strategy.

Stockholders' equity increased during the quarter as the increase from net income of $26.3 million and an $11.2 million after-tax increase in the market value of securities available for sale, which were partially offset by $6.8 million of dividends. The increase in the value of securities was due to the decline in longer-term interest rates during the current quarter. In addition, the Company repurchased 118,600 shares during the quarter at an average price of $40.00 per share. Through September 30, 2004, a total of 1,498,600 shares have been repurchased under the Company's 1.6 million share repurchase program at an average price of $40.03 per share. The Bank's tangible, core and risk-based capital percentages of 7.05%, 7.05% and 10.79%, respectively, at September 30, 2004, exceeded all minimum regulatory capital requirements.

              RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

Diluted earnings per share totaled $2.29 in the current nine-month period compared to $2.42 last year. For the nine months ended September 30, 2004, net income totaled $77.1 million compared to $59.3 million in last year's comparable period. Net interest income totaled $193.8 million compared to $126.5 million last year. The net interest margin expanded to 3.05% for the nine months ended September 30, 2004, compared to 2.92% for the first nine months of 2003. Return on equity for the nine months ended September 30, 2004 was 11.28% compared to 14.55% for the nine months ended September 30, 2003.

Non-interest income totaled $59.0 million for the nine months ended September 30, 2004, equal to 23.3% of total revenue. For the nine months ended September 30, 2003, non-interest income was $50.0 million, or 28.3% of total revenue. In the prior year period, there was considerable loan refinancing activity resulting in gains on sale of loans totaling $22.9 million compared to $6.4 million in the current year. Gains on sales of mortgage-backed securities were $488,000 for the current period compared to $6.0 million for the prior nine-month period. Higher deposit account service charges, loan servicing fees and positive changes in net investment securities gains in 2004 more than offset these declines and contributed to the overall increase in non-interest income in 2004 compared to 2003. The 2003 results do not reflect the operations acquired in the merger with St. Francis Capital Corp. in December 2003 and only reflect the operations of Fidelity Bancorp for a portion of the nine-month period.

Non-interest expense totaled $136.3 million in the current nine-month period, compared to $82.8 million reported for the nine months ended September 30, 2003. All major categories of non-interest expense showed increases due generally to increased costs associated with the Company's considerable market expansion and growth over the past year.

                               RECENT DEVELOPMENTS

On June 5, 2004, the Company announced it had reached an agreement to acquire Chesterfield Financial Corp. in a cash and stock transaction valued at approximately $128.5 million. The Company expects this transaction to close in the fourth quarter of 2004. At June 30, 2004, Chesterfield had assets of $362 million, deposits of $280 million and four banking facilities in the Chicago area.

                                OUTLOOK FOR 2004

The Company announced lowered earnings guidance for 2004 of $3.05 to $3.10 per diluted share. The midpoint of the previous guidance range for 2004 of $3.20 to $3.35 per share included $.16 of estimated profits per share related to a contemplated mortgage servicing sale that was previously expected to occur in the fourth quarter, which is no longer being considered due to changes in market conditions, and anticipated real estate lot sales in the Springbank project, which are now expected to begin closing in the first half of 2005. Management's decision to forego the sale of servicing was caused by the dramatic decline in long-term interest rates over the past three months that reduced market values for mortgage servicing rights to a level that management concluded no longer warranted a sale. After further delay during the third quarter of 2004 in receipt of the long-awaited municipal approvals for Springbank, the project was approved in October 2004, approximately five months later than originally expected. The Company currently estimates income for real estate operations to be in the range of $1.0-1.5 million for the fourth quarter of 2004, with no income being generated this year from the Springbank development.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 68 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in Wisconsin operate under the name "St. Francis Bank, a division of Mid America Bank." The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                          Forward-Looking Information
                          ---------------------------

Statements contained in this news release that are not historical facts including the statements in the "Outlook for 2004" section above, constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management's outlook or future prospects of the Company and its subsidiaries include, but are not limited to, higher than expected overhead, infrastructure and compliance costs, difficulties implementing the Company's business model in the Milwaukee area markets, unanticipated changes in interest rates or further flattening of the yield curve, less than anticipated balance sheet growth, demand for loan products, unanticipated changes in secondary mortgage market conditions, deposit flows, competition, adverse federal or state legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, difficulties or delays in completing the acquisition of Chesterfield, higher than expected costs or unanticipated difficulties associated with the integration of Chesterfield into MAF, deteriorating economic conditions which could result in increased delinquencies in MAF's or Chesterfield's loan portfolio, the quality or composition of MAF's or Chesterfield's loan or investment portfolios, demand for financial services and residential real estate in MAF's or Chesterfield's market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                                     THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                        SEPTEMBER 30,                SEPTEMBER 30,
                                                                     ------------------          -------------------
                                                                      2004         2003           2004         2003
                                                                     ------       -----          ------       ------
                                                                         (UNAUDITED)                  (UNAUDITED)

Interest income...............................................      $105,639       78,160      $311,024      229,111
Interest expense..............................................        41,080       33,252       117,266      102,585
                                                                    --------       ------      --------      -------
    Net interest income.......................................        64,559       44,908       193,758      126,526
Provision for loan losses.....................................           350           --           930           --
                                                                    --------       ------      --------      -------
    Net interest income after provision for loan losses.......        64,209       44,908       192,828      126,526

Non-interest income:
    Net gain (loss) on sale and writedown of:
        Loans receivable held for sale........................         2,978        7,138         6,434       22,940
        Mortgage-backed securities............................            --          645           489        5,997
        Investment securities.................................             3       (1,516)        2,805       (6,943)
        Foreclosed real estate................................           227           78           423          311
    Income from real estate operations........................         1,650        3,009         5,261        6,332
    Deposit account service charges...........................         8,848        6,051        25,425       17,450
    Loan servicing fee income (expense).......................           584       (2,640)          710       (6,056)
    Valuation recovery (allowance) on mortgage servicing
         rights...............................................            --           --         1,755         (940)
    Brokerage commissions.....................................         1,044          982         3,142        2,361
    Other.....................................................         4,182        3,276        12,549        8,559
                                                                    --------       ------      --------      -------
        Total non-interest income.............................        19,516       17,023        58,993       50,011

Non-interest expense:
    Compensation and benefits.................................        23,083       17,134        72,723       48,426
    Office occupancy and equipment............................         7,420        3,717        20,645       10,701
    Advertising and promotion.................................         2,452        1,700         7,453        4,798
    Data processing...........................................         1,598        1,036         6,005        3,001
    Other.....................................................         8,980        5,401        27,310       14,732
    Amortization of core deposit intangibles..................           730          421         2,201        1,170
                                                                    --------       ------      --------      -------
    Total non-interest expense................................        44,263       29,409       136,337       82,828
                                                                    --------       ------      --------      -------
        Income before income taxes............................        39,462       32,522       115,484       93,709
Income taxes..................................................        13,141       12,016        38,399       34,376
                                                                    --------       ------      --------      -------
    Net income................................................      $ 26,321       20,506        77,085       59,333
                                                                    ========       ======      ========      =======

Basic earnings per share......................................      $    .81          .82          2.35         2.48
                                                                    ========       ======      ========      =======
Diluted earnings per share....................................           .79          .79          2.29         2.42
                                                                    ========       ======      ========      =======

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)

                                                                                     SEPTEMBER 30,       DECEMBER 31,
                                                                                         2004                2003
                                                                                     -------------       ------------
                                                                                      (UNAUDITED)
ASSETS
Cash and due from banks........................................................       $  118,461            144,290
Interest-bearing deposits......................................................           67,614             57,988
Federal funds sold.............................................................           42,767             19,684
                                                                                      ----------          ---------
    Total cash and cash equivalents............................................          228,842            221,962
Investment securities available for sale, at fair value........................          345,713            365,334
Stock in Federal Home Loan Bank of Chicago, at cost                                      321,681            384,643
Mortgage-backed securities available for sale, at fair value...................          920,643            971,969
Mortgage-backed securities held to maturity (fair value $98,544)...............           98,617                 --
Loans receivable held for sale.................................................           53,830             44,511
Loans receivable, net of allowance for losses of $34,936 and $34,555...........        6,716,440          6,324,596
Accrued interest receivable....................................................           33,329             31,168
Foreclosed real estate.........................................................            1,135              3,200
Real estate held for development or sale.......................................           37,179             32,093
Premises and equipment, net....................................................          133,096            122,817
Other assets...................................................................          131,071            130,615
Goodwill.......................................................................          262,368            262,488
Intangibles....................................................................           37,345             38,189
                                                                                      ----------          ---------
                                                                                      $9,321,289          8,933,585
                                                                                      ==========          =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Deposits...................................................................        5,640,231          5,580,455
    Borrowed funds.............................................................        2,559,229          2,299,427
    Advances by borrowers for taxes and insurance..............................           54,975             41,149
    Accrued expenses and other liabilities.....................................          132,174            110,950
                                                                                      ----------          ---------
        Total liabilities                                                              8,386,609          8,031,981
                                                                                      ----------          ---------
Stockholders' equity:
    Preferred stock, $.01 par value; authorized 5,000,000 shares; none
        outstanding............................................................               --                 --
    Common stock, $.01 par value; 80,000,000 shares authorized; 33,121,465 and 33,063,853 shares issued; 32,649,961 and 33,063,853 shares
        outstanding............................................................              331                331
Additional paid-in capital.....................................................          497,981            495,747
Retained earnings, substantially restricted....................................          453,497            402,402
Accumulated other comprehensive income, net of tax.............................            1,368              2,109
Stock in Gain Deferral Plan; 244,304 and 240,879 shares........................            1,160              1,015
Treasury stock, at cost; 471,504 at September 30, 2004.........................          (19,657)                --
                                                                                      ----------          ---------
    Total stockholders' equity.................................................          934,680            901,604
                                                                                      ----------          ---------
                                                                                      $9,321,289          8,933,585
                                                                                      ==========          =========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)
                                   (Unaudited)

                                                         SEPTEMBER 30,         DECEMBER 31,           SEPTEMBER 30,
                                                             2004                  2003                    2003
                                                         -------------         ------------           -------------
Book value per share...............................      $     28.63           $     27.27            $     24.18
Stockholders' equity to total assets...............            10.03%                10.09%                  9.18%
Tangible capital ratio (Bank only).................             7.05                  7.16                   7.07
Core capital ratio (Bank only).....................             7.05                  7.16                   7.07
Risk-based capital ratio (Bank only)...............            10.79                 11.45                  11.74
Common shares outstanding:
    Actual.........................................       32,649,961            33,063,853             25,483,307
    Basic (weighted average).......................       32,618,611            27,951,055             25,154,529
    Diluted (weighted average).....................       33,369,209            28,836,235             25,824,670
Non-performing loans...............................      $    30,557           $    32,787            $    27,618
Non-performing assets..............................           31,692                43,684                 36,682
Allowance for loan losses..........................           34,936                34,555                 21,372
Non-performing loans to total loans................              .45%                  .51%                   .56%
Non-performing assets to total assets..............              .34                   .49                    .55
Allowance for loan losses to total loans...........              .52                   .54                    .43
Mortgage loans serviced for others.................      $ 3,462,655           $ 3,330,039            $ 2,227,003
Capitalized mortgage servicing rights, net.........           25,486                24,128                 13,840
Core deposit intangibles...........................           11,859                14,061                  7,659

                                                            THREE MONTHS ENDED               NINE MONTHS ENDED
                                                              SEPTEMBER 30,                     SEPTEMBER 30,
                                                        ---------------------------      --------------------------
                                                          2004             2003            2004            2003
                                                        ----------       ----------      ----------      ----------
Average balance data:
    Total assets...................................     $9,310,753       $6,554,049      $9,162,628      $6,151,169
    Loans receivable...............................      6,798,504        5,049,184       6,641,028       4,697,927
    Interest-earning assets........................      8,593,867        6,141,847       8,466,420       5,782,512
    Deposits.......................................      5,202,504        3,846,976       5,186,117       3,613,130
    Interest-bearing liabilities...................      7,760,660        5,470,455       7,646,400       5,156,209
    Stockholders' equity...........................        910,788          596,895         910,981         543,695

Performance ratios (annualized):
    Return on average assets.......................           1.13%            1.25%           1.12%           1.29%
    Return on average equity.......................          11.56            13.74           11.28           14.55
    Average yield on interest-earning assets.......           4.90             5.08            4.89            5.29
    Average cost of interest-bearing liabilities...           2.10             2.41            2.04            2.66
    Interest rate spread...........................           2.80             2.67            2.85            2.63
    Net interest margin............................           3.00             2.92            3.05            2.92
    Average interest-earning assets to average
        interest-bearing liabilities...............         110.74           112.27          110.72          112.15
    Non-interest expense to average assets.........           1.90             1.79            1.98            1.80
    Non-interest expense to average assets and
        loans serviced for others..................           1.40             1.34            1.48            1.33
    Efficiency ratio(1)............................          52.65            46.83           54.65           46.67
Loan originations..................................     $  972,886       $1,585,506      $3,169,547      $4,033,727
Loans sold.........................................        313,029          475,032         704,002       1,354,008
Cash dividends declared per share..................            .21              .18             .63             .54

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities.